                                           Exhibit 10.1

SECOND AMENDMENT TO SUBLEASE AGREEMENT

THIS SECOND AMENDMENT TO SUBLEASE AGREEMENT (this “Second Amendment”) is made and entered into as of April 1, 2010, by and among THE LOUIS L. BORICK TRUST and THE NITA BORICK MANAGEMENT TRUST (together, “Sublessor”), and SUPERIOR INDUSTRIES INTERNATIONAL, INC., a California corporation ( “Sublessee”) with respect to the Sublease described below.

RECITALS

WHEREAS, Louis Borick, an individual (“Borick”), and the City of Los Angeles (“Master Lessor”) entered into Lease No. VNA-2321, dated February 11, 1976, as amended by those certain amendments dated April 28, 1976, December 6, 1979, and May 23, 2007, respectively (the “Master Lease”), which Master Lease affects particular property adjacent to Van Nuys Airport, as more specifically described therein (the “Leased Premises”);

WHEREAS, Borick sublet the Leased Premises to Sublessee pursuant to that certain Sublease Agreement by and between Borick and Sublessee, dated March 2, 1976, as amended by that certain letter agreement dated May 8, 2008 (as previously amended, the “Sublease”);

WHEREAS, prior to the first amendment to the Sublease on May 8, 2008, Borick assigned equal interests in the Master Lease to himself and his spouse and thereafter both he and his spouse transferred their respective interests in the Master Lease to those certain trusts specified above comprising Sublessor;

WHEREAS, Sublessee no longer needs or desires to occupy or possess a leasehold interest in the entirety of the Leased Premises and the parties hereto desire to amend the Sublease in order to allow Sublessor to sublease a portion of the Leased Premises, which is no longer needed or desired by Sublessee, to Munchkin, Inc. (“Munchkin”), under the terms of that certain Standard Industrial/Commercial Single-Tenant Lease - Gross by and between Sublessor and Munchkin, dated September 5, 2009 (the “Munchkin Sublease”), and commencing as of the commencement date set forth therein, which is currently set for April 1, 2010, but which may be modified by Sublessor and Munchkin.   Subject to prior written consent from Master Lessor, the commencement date of this Second Amendment (the “Effective Date”) shall be April 1, 2010.

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties, do hereby agree that the Sublease is hereby amended as follows:

           Section 1.                      Paragraph 1.1 of the Sublease is hereby modified, effective as of the Effective Date, by deleting said paragraph in its entirety and inserting the following paragraph in place thereof:

“1.1    Subject to the terms and conditions of the Master Lease, Sublessor leases to Sublessee, and Sublessee leases from Sublessor, a portion of certain real property described in Exhibit “A” to the Master Lease (the “Master Lease Property”), which portion is highlighted and identified on the attached Exhibit 1, including the buildings and improvements constructed thereon (the “Premises”).  The Premises specifically excludes the real property, and any buildings and improvements situated thereon (the “Munchkin Sublease Property”), that is the subject of the Standard Industrial/Commercial Single-Tenant Lease - Gross by and between Sublessor and Munchkin, Inc., dated September 5, 2009 (the “Munchkin Sublease”).  Sublessor and Sublessee agree and acknowledge that from and after the Effective Date, Sublessee shall no longer have any liabilities from, responsibilities or other obligations for, rights to, or interests in, the Munchkin Sublease Property, and any claims, damages, demands, costs, losses and/or the like arising from events or activities involving the Munchkin Sublease Property from and after the Effective Date shall not require the participation of or contribution by Sublessee or any of its officers, employees, contractors, affiliates or assignees.  Nothing herein shall be construed as a release of Sublessee for any obligations as to the Munchkin Sublease Property arising prior to the Effective Date.”

           Section 2.                      Paragraph 2 of the Sublease is hereby modified, effective as of the Effective Date, by deleting said paragraph in its entirety and inserting the following paragraph in place thereof:

“2.    Term.

The term of this Sublease commenced concurrently with the commencement of the Master Lease, and shall continue in full force and effect until and through March 31, 2015.  Notwithstanding any provision of this Sublease to the contrary, at any time prior to March 31, 2015, Sublessee shall have the right to extend the term of this Sublease for an additional 5-year period, under the same terms as provided herein or as the same may be modified by mutual written consent of Sublessor and Sublessee from time to time hereafter (the “First Option Period”).  At any time after the commencement of and prior to the expiration of the First Option Period, Sublessee shall have the right to further extend the Sublease term for an additional period of 5 years and 9 months, under the then existing terms of this Sublease (the “Second Option Period”).  Notwithstanding the foregoing, no extension of this Sublease may continue beyond the end of the term of the Master Lease, as the Master Lease may be extended.  Sublessor has provided Sublessee with the right to extend the term of this Sublease as consideration for the mutual promises and covenants contained herein.”

Section 3.                      Effective as of the Effective Date, the Basic Rent due pursuant to Paragraph 4.3 of the Sublease shall be Four Hundred Twenty Four Thousand Six Hundred Ninety Two Dollars ($424,692) per year, payable in equal monthly installments in advance of the first day of each and every calendar month.

Section 4.                      Paragraph 4.4 of the Sublease is hereby modified, effective as of the Effective Date, by deleting said paragraph in its entirety and inserting the following paragraph in place thereof:

“4.4.    Increased Rent.   For the term of this Sublease, and any extension and renewal of this Sublease, the Basic Rent set forth in Paragraph 4.3 of this Sublease shall be increased or decreased, as appropriate, by an amount equal to the sum of (i) eight percent (8%) of the amount of any rental increases or decreases, as applicable, imposed on Sublessor pursuant to Section 4 of the Master Lease, and (ii) the Cost of Living Increase (as determined in Paragraph 4.6 of this Sublease) attributable to that portion of the Basic Rent under this Sublease properly allocable to the improvements.   For the purposes of this Paragraph 4.4, “Basic Rent under this Sublease properly allocable to the improvements” shall be determined by subtracting from the total Basic Rent for any given year, eight percent (8%) of the total rent payable by the Sublessor (as lessee) to the City of Los Angeles (as lessor) under Section 4 of the Master Lease for such year.”

Section 5.                      Paragraph 4.5 of the Sublease is hereby modified, effective as of the Effective Date, by deleting said paragraph in its entirety and inserting the following paragraphs in place thereof:

“4.5   This Sublease is what is commonly called a “net lease,” it being understood that Sublessor shall receive the rent set forth in Paragraphs 4.1, 4.2, 4.3 and 4.4 (including the Cost of Living Increase determined under Paragraph 4.6), free and clear of any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with Sublessee’s occupancy and operation of the Premises.  In addition to the rent reserved by Paragraphs 4.1, 4.2, 4.3 and 4.4 (including the Cost of Living Increase determined under Paragraph 4.6), Sublessee shall pay to Sublessor as additional rent the Sublessee’s Share of all Common Area Operating Expenses during each calendar year of the term of this Sublease, in accordance with the following provisions:

(a)           “Sublessee’s Share” means the percentage of the Master Lease Property attributable to the Premises which, as of the Effective Date, shall be and remain eight percent (8%), regardless of whether or not the portions of the Master Lease Property outside of the Premises are fully or partially leased to Munchkin or any other party or parties at any or all times prior to the termination of the Sublease.

(b)           “Common Area Operating Expenses” are defined, for purposes of this Sublease, as all costs incurred by Sublessor relating to the control and operation of the Leased Premises, including, but not limited to, the following:

(i)           The operation, repair and maintenance, in neat, clean, good order and condition, or otherwise as required under the terms of the Master Lease, and, if necessary, the replacement of the following:

    (aa)           The Common Area (as defined below) and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, and roof drainage systems.  The term “Common Area,” as used in this Sublease, means all areas and facilities outside of the Premises and within the exterior boundary line of the Master Lease Property (as used in this Paragraph 4.5, the term “Master Lease Property” shall include any and all buildings and improvements located thereon), as well as the interior utility raceways and installations within the Master Lease Property, but only to the extent that the same are provided for the general, non-exclusive use of Sublessee and the other tenants or subtenants, including Munchkin, of the Master Lease Property and their respective employees, suppliers, shippers, customers, contractors and invitees, including any applicable parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.   Areas, improvements, facilities, systems and the like which are exclusively possessed and/or utilized by Sublessee or by any other tenant or subtenant, including Munchkin, of the Master Lease Property, shall not be included within the definition of Common Area as used in this Sublease.

(bb)	Any fire sprinkler systems.

(ii)           The cost of water, gas, electricity, heat, power and telephone service to the Common Area.

(iii)           If provided by Sublessor, the cost of trash disposal, pest control services, property management, security services, owners’ association dues and fees and the cost of any environmental inspections.

(iv)           Reserves set aside for maintenance, repair and/or replacement of Common Area improvements and equipment.

(v)           Real Property Taxes, which shall mean, for the purposes of this Sublease, any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Sublessor in the Master Lease Property or under the Master Lease, Sublessor’s right to other income therefrom, and/or Sublessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Master Lease Property address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Master Lease Property is located.  The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein imposed by reason of events occurring during the term of this Sublease, but specifically excluding supplemental real property taxes assessed as a result of (1) a change in the ownership of the Master Lease Property, and/or (2) a change in the improvements thereon.

     (vi)           The cost of the premiums for any insurance required to be maintained by Sublessor under the Master Lease, and which are actually maintained by Sublessor.

    (vii)           Any deductible portion of an insured loss concerning the Common Areas of the Master Lease Property.

    (viii)           Auditors’, accountants’ and attorneys’ fees and costs related to the operation, maintenance, repair and replacement of the Master Lease Property.

    (ix)           The cost of any other services to be provided by Sublessor, under the Master Lease or otherwise, which can be reasonably and customarily described as a Common Area Operating Expense.

(b)           Any Common Area Operating Expenses and Real Property Taxes that are specifically attributable to the Premises or any other portion of the Master Lease Property, or to the operation, repair and maintenance thereof, shall be allocated entirely to the Premises or any other applicable portion of the Master Lease Property.  However, any Common Area Operating Expenses and Real Property Taxes not specifically attributable to any particular portion of the Master Lease Property, including the Premises, shall be equitably allocated by Sublessor to the entire Master Lease Property.

(c)           Sublessee’s share of the Common Area Operating Expenses is payable monthly on the same terms as the Basic Rent set forth in Paragraph 4.3 of this Sublease.  The amount of such payments may be based on Sublessor’s estimate of the annual Common Area Operating Expenses.  Within 60 calendar days after a written request by Sublessee (but not more than twice a year), Sublessor shall deliver to Sublessee a reasonably detailed statement showing Sublessee’s share of the actual Common Area Operating Expenses incurred during the previous year.  If Sublessee’s payments during such year were less than the actual Sublessee’s Share of Common Area Operating Expenses, Sublessee shall pay to Sublessor the amount of the deficiency within 10 calendar days after delivery by Sublessor to Sublessee of such statement.  If Sublessee’s payments during such year exceed the actual Sublessee’s Share of Common Area Operating Expenses, Sublessor shall credit the amount of such overpayment against Sublessee’s future payments under this Paragraph 4.5.

(d)           Common Area Operating Expenses shall not include any expenses paid by any tenant of the Master Lease Property directly to third parties, or with respect to which Sublessor is otherwise reimbursed by any third party, other tenant, or insurance proceeds.”

Notwithstanding any provision of the above revised Paragraph 4.5 to the contrary, Sublessee shall be solely responsible for the landscape, hardscape and related gardening and maintenance costs pertaining solely to the landscape and hardscape (but not the parking lots and driveways) located immediately adjacent to the office building situated on the Premises, as highlighted and identified on the attached Exhibit 1 (the “Landscape Area”).

Section 6.                      Paragraph 6 of the Sublease is hereby modified, effective as of the Effective Date, by deleting said paragraph in its entirety and inserting the following paragraph in place thereof:

“6.   Utilities to Premises.

Sublessee agrees to and shall pay, prior to delinquency, all charges for gas, water, electricity, lights, heat, power, telephone and all other utilities that are provided exclusively to the Premises and/or are separately metered to the Premises.  In the event that any utilities provided to or consumed by Munchkin are billed to Sublessee, then Sublessee may bill Munchkin for its full share of the cost of such utilities consumed by Munchkin.  If and to the extent that Munchkin does not pay its full share of such utilities within 30 days after receiving Sublessee’s invoice therefor, then Sublessee may offset such expense against its rent due under this Sublease, notwithstanding anything in this Sublease to the contrary.”

Section 7.                      Sublessee agrees to construct the tenant improvements described in items 1 through 19 of paragraph 53.D. of the Munchkin Sublease, at its sole cost and expense.

Section 8.                      Paragraph 17 of the Sublease is hereby modified by deleting said paragraph in its entirety and inserting the following paragraph in place thereof:

“17.   Notices.

Any and all written notice to be given to Sublessor hereunder shall be addressed to the Sublessor at 7800 Woodley Avenue, Van Nuys, California 91406, and any and all notices to be given to Sublessee shall be addressed to Sublessee at the Premises or at such other address as Sublessee may designate in writing.  All notices shall be hand delivered or given by depositing the same in the United States mail, properly addressed as aforesaid, and with postage prepaid, registered or certified, and shall be deemed complete four (4) days after deposit.”

Section 9.                      Subject to the provisions of the Master Lease and the Munchkin Lease, Sublessee shall have the right to install monument and building signage in accordance with governing authority approval to be obtained by Sublessee and subject to the approval of Master Lessor.

Section 10.                      Except as specifically provided herein, this Second Amendment shall not in any manner, alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto under or by reason of said Sublease, and except as expressly amended herein, all of the terms, covenants, and conditions of said Sublease shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the day and year first hereinabove written.

Sublessor:                                THE LOUIS L. BORICK TRUST

By:           /s/ Louis L. Borick
Name:      Louis L. Borick
Its:           Trustee

THE NITA BORICK MANAGEMENT TRUST

By:           /s/ Steven J. Borick
Name:      Steven J. Borick
Its:           Trustee

Sublessee:                                SUPERIOR INDUSTRIES INTERNATIONAL, INC.,
a California corporation

By:           /s/ Steven J. Borick
Name:      Steven J. Borick
Its:           Chairman of the Board,
CEO and President

Exhibit 1

Site Plan Depicting the Premises and the Landscape Area

[See attached]

Exhibit 1